Exhibit 10.2

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of November 17, 2014, by and between PARK CENTER PLAZA INVESTORS, L.P., a Delaware limited partnership (“Landlord”), and HERITAGE COMMERCE CORP, a California corporation (“Tenant”).

RECITALS

A.                                    Landlord (as successor in interest to SJ Plaza, LLC, a Delaware limited liability company) and Tenant (as successor in interest to Heritage Bank of Commerce, a California corporation) are parties to that certain Office Lease, dated April 13, 2000 (the “Original Lease”), which Original Lease has been previously amended by that certain First Lease Amendment, dated April 30, 2000, that certain Second Amendment to Lease, dated as of August 30, 2000, that certain Third Amendment to Lease, dated as of May 23, 2002, and that certain Fourth Amendment to Lease (the “Fourth Amendment”), dated as of August 8, 2005, and that certain Fifth Amendment to Lease, dated as of March 1, 2010 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 35,547 rentable square feet (the “Original Premises”) described as the entire ground floor, the entire second (2nd) floor, and the entire third (3rd) floor of the building located at 150 Almaden Boulevard, San Jose, California (the “Building”).

B.                                    The Lease by its terms shall expire on May 31, 2015 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                      Extension. The Term of the Lease is hereby extended for a period of sixty (60) months and shall expire on May 31, 2020 (“Third Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Third Extension Date”) and ending on the Third Extended Termination Date shall be referred to herein as the “Third Extended Term”.

2.                                      Minimum Monthly Rent and Annual Rent. As of the Third Extension Date, the schedule of Minimum Monthly Rent payable with respect to the Leased Premises during the Third Extended Term is the following:

	Rentable	Monthly Rate	Minimum
Period	Square Footage	Per Square Foot	Monthly Rent
6/1/15 – 5/31/16	35,547	$2.95	$104,863.68
6/1/16 – 5/31/17	35,547	$3.04	$108,062.88
6/1/17 – 5/31/18	35,547	$3.13	$111,262.08
6/1/18 – 5/31/19	35,547	$3.22	$114,461.40
6/1/19 – 5/31/20	35,547	$3.32	$118,016.04

All such Minimum Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Minimum Monthly Rent with respect to the Leased Premises in the monthly amount of $104,863.68 for the period commencing June 1, 2015 and ending November 30, 2015. The maximum total amount of Minimum Monthly Rent abated with respect to the Leased Premises in accordance with the foregoing shall equal $629,182.08 (the “Abated Rent”). If Tenant defaults under the Lease, as amended hereby, at any time during the remainder of the current Term or the Third Extended Term and fails to cure such default within any applicable cure period under the Lease, then all Abated Rent shall immediately become due and payable. Only Minimum Monthly Rent shall be abated pursuant to this Section, as more particularly described herein, and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

3.                                      Security Deposit. No Security Deposit shall be required in connection with this Amendment.

4.                                      Additional Rent. For the period commencing on the Third Extension Date and ending on the Third Extended Termination Date, Tenant shall pay all additional rent payable under the Lease, including Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes for the Original Premises in accordance with the terms of the Lease, as amended hereby; provided, however, the Base Year for the computation of Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes for the Original Premises is amended from 2005 to 2015.

5.                                      Improvements to Leased Premises.

5.1                               Condition of Leased Premises. Tenant is in possession of the Leased Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Tenant agrees that Landlord has fully satisfied its obligations with respect to the Tenant Alterations described in Exhibit A to the Fourth Amendment, and Tenant hereby waives any and all claims it may have to any unused portion of the Allowance (as defined in Exhibit A to the Fourth Amendment).

5.2                               Responsibility for Improvements to Leased Premises.

(a)                                 Landlord Work. Landlord, at Landlord’s sole cost and expense, shall upgrade the second and third floor elevator lobbies and restroom cores to be consistent with similar work already completed in the Building on other floors (the “Required Upgrades”). Landlord shall complete the Required Upgrades in a good and workmanlike manner, using new materials of good quality, and in compliance with all applicable laws. Landlord shall arrange for the Required Upgrades to be fully warranted, labor and materials, by the applicable contractors and/or suppliers for a period of one (1) year following the completion of the Required Upgrades. All other work and upgrades to the lobbies and restroom cores requested by Tenant, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as additional rent under the Lease. Tenant shall be responsible for any delays in completion of the Required Upgrades resulting from any such other work and upgrades requested or performed by Tenant. Landlord shall use diligent efforts to minimize any interference with Tenant’s use of and/or access to the Leased Premises that may arise from the completion of the Required Upgrades and to further such efforts Landlord shall use reasonable efforts to cooperate with Tenant in the scheduling and phasing of the Required Upgrades.

(b)                                 Tenant’s Improvements. Landlord agrees to contribute the sum of $294,416.00 (the “Improvement Allowance”) toward all costs incurred by Tenant in connection with the installation of new carpet and baseboards for the second and third floors of the Leased Premises and painting the interior walls of the second and third floors of the Leased Premises, including costs of removing the existing carpet, carpet padding and baseboards, if applicable, and moving any furniture, equipment and other personal property as necessary to complete the recarpeting and painting of such portions of the Leased Premises. Any such improvements shall be performed by Tenant using contractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed, and shall be governed in all respects by the provisions of Article 12 of the Original Lease (excluding, however, the provisions of Paragraph 12.2(a)). Landlord shall pay the Improvement Allowance to Tenant within thirty (30) days after the completion of the improvements and Landlord’s receipt of (a) reasonably detailed invoices evidencing the cost of such improvements, and (b) unconditional lien releases upon final payment from all contractors who installed and/or constructed such improvements. Tenant shall be responsible for the cost of any such improvements that exceeds the Improvement Allowance.

6.                                      Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1                               Parking. Notwithstanding anything to the contrary in the Lease, during the Third Extended Term, Tenant shall have the right to use (a) seventy-one (71) unreserved parking spaces located in the Main Parking Garage on Levels P2 and P3, twenty-five (25) of which shall be free of charge, twenty (20) of which shall be at $100.00 per parking space per month, and twenty-six (26) of which shall be at $165.00 per parking space per month; (b) thirty-three (33) unreserved parking spaces located in the Tower Parking Garage at $135.00 per parking space per month; and (c) fifteen (15) parking spaces located in the Main Parking Garage on Level P1 reserved for Tenant’s customers that are paid for by Tenant through the purchase of parking validations.

6.2                               Right of First Offer. References to the “Extended Termination Date” in Section 6.3(d) of the Fourth Amendment are hereby deleted in their entireties and replaced with the “Third Extended Termination Date”.

7.                                      Option to Renew. Section 6.1 of the Fourth Amendment is hereby deleted in its entirety and of no further force and effect.

7.1                               Renewal Option.

(a)                                 Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”), for one (1) additional period of five (5) years (the “Renewal Term”), commencing on the day following the Third Extended Termination Date, and ending on the fifth (5th) anniversary thereafter. Such Renewal Option shall be personal to Tenant and any transferee pursuant to a Permitted Transfer (as defined in Paragraph 21.5 of the Original Lease) and shall be exercisable if:

(i)                                     Landlord receives notice of exercise (a “Renewal Notice”) not less than six (6) full calendar months prior to the Applicable Expiration Date and not more than twelve (12) full calendar months prior to the Third Extended Termination Date; and

(ii)                                  Tenant is not in default under the Lease, as amended hereby, beyond any applicable cure periods at the time that Tenant delivers its Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

(iii)                               Tenant is operating in the Leased Premises and no more than twenty-five percent (25%) of the Leased Premises is sublet at the time that Tenant delivers its Renewal Notice; and

(iv)                              the Lease has not been assigned (except in connection with a Permitted Transfer) prior to the date that Tenant delivers its Renewal Notice.

(b)                                 Terms Applicable to Leased Premises During Renewal Term.

(i)                                     The initial Minimum Monthly Rent rate per rentable square foot for the Leased Premises during the Renewal Term shall be equal to the Prevailing Market (hereinafter defined) rate per rentable square foot for the Leased Premises, with the Prevailing Market rate being subject to adjustment during the Renewal Term, in accordance with the determination of the Prevailing Market rate described in Section 7.1(c) below. Minimum Monthly Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Minimum Monthly Rent attributable to the Leased Premises shall be payable in monthly installments in accordance with the terms and conditions of Article 5 of the Original Lease, as amended hereby.

(ii)                                  Tenant shall pay additional rent for the Leased Premises during the Renewal Term in accordance with Article 6 of the Lease, as amended hereby, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Operating Costs, Insurance Costs and Taxes, as well as the applicable base year for calculating Tenant’s share of Operating Costs, Insurance Costs and Taxes, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term; provided, however, that during the Renewal Term, the Base Year Costs used for the computation of Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes shall be the Base

Operating Costs, Base Insurance and Base Taxes incurred by Landlord in the calendar year in which the Renewal Term commences.

(c)                                  Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant’s Renewal Notice, Landlord shall advise Tenant of the applicable Minimum Monthly Rent rate for the Leased Premises for the Renewal Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Minimum Monthly Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such thirty (30) day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Leased Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Leased Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Leased Premises within thirty (30) days after the date Tenant provides Landlord with the Rejection Notice, then Landlord and Tenant shall each, within five (5) business days following the expiration of such thirty (30)-day period, appoint a qualified MAI appraiser who has had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the area. In turn, those two independent MAI appraisers shall appoint a third MAI appraiser satisfying the same criteria and the majority shall decide upon the Prevailing Market rate for the Leased Premises for the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the five (5)-day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Prevailing Market rate for the Leased Premises is found to be within five percent (5%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process, and in the event the Prevailing Market rate for the Leased Premises is found to be more than five percent (5%) less than the original rate quoted by Landlord, then Landlord shall bear the full cost of all the appraisal process.

If the Prevailing Market rate has not been determined by commencement of the Renewal Term, Tenant shall pay Minimum Monthly Rent upon the terms and conditions in effect under the Lease during the month preceding the commencement of the Renewal Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Minimum Monthly Rent shall be retroactively adjusted to the commencement of the Renewal Term. If such adjustment results in an underpayment of Minimum Monthly Rent by

Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Minimum Monthly Rent by Tenant, Landlord shall credit such overpayment against the next installment of Minimum Monthly Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Minimum Monthly Rent.

(d)                                 Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Minimum Monthly Rent, Term and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

(e)                                  Definition of Prevailing Market. As used herein, “Prevailing Market” shall mean the arm’s length fair market annual rental rate per rentable square foot under leases entered into on or about the date on which the Prevailing Market is being determined hereunder for office space comparable to the Leased Premises in the Building or Comparable Buildings (as defined below) for a comparable term. The determination of Prevailing Market shall take into account the existence and quality of improvements within the space and any material economic differences between the terms of the Lease and any comparison lease, such as rent abatements, construction costs, improvement allowances, and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; provided, however, that the determination of Prevailing Market shall not take into account the market value of Tenant’s rights to Building top signage. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined to the time such Prevailing Market rate will become effective under the Lease, as amended. As used herein, “Comparable Buildings” shall mean class “A” office buildings, other than the Building, that are of comparable size and quality as the Building and are located in the downtown San Jose, California area.

8.                                      Miscellaneous.

8.1                               This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Leased Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

8.2                               Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

8.3                               Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

8.4                               Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Cassidy Turley in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

8.5                               Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App, § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Third Extended Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

8.6                               Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Leased Premises have not undergone inspection by a “Certified Access Specialist” to determine whether the Leased Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. To allow for compliance with building performance benchmarking and disclosure regulations, and to facilitate implementation of sustainable improvements to the Building, Tenant shall: (a) retain copies of its “utility data” for any utilities that are separately metered to the Premises, which includes utility bills and invoices pertaining to Tenant’s electrical or other energy usage for the Premises during the Term (as the same may be further extended), and (b) upon request, provide Landlord with copies of such “utility data”. Tenant further agrees, upon Landlord’s request, to execute utility release forms provided by the applicable utility or municipality to expedite the data collection process.

8.7                               Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

PARK CENTER PLAZA INVESTORS, L.P., a		HERITAGE COMMERCE CORP,
Delaware limited partnership		a California corporation

By:	/s/ Joseph I. Neverauskas	By:	/s/ WALTER T. KACZMAREK
Name:	Joseph I. Neverauskas	Name:	WALTER T. KACZMAREK
Title:	Senior Vice President	Title:	PRESIDENT/CEO
Dated:	, 2014	Dated:	NOVEMBER 17, 2014